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                                   EXHIBIT 22

                         SUBSIDIARIES OF THE REGISTRANT


The subsidiaries listed below are directly or indirectly wholly-owned and all are consolidated in the financial statements.



                                        STATE OR COUNTRY
                                            IN WHICH
SUBSIDIARY NAME                    INCORPORATED OR ORGANIZED
---------------                    -------------------------
Alumitech, Inc.                        Delaware

Aluminum Waste Technology, Inc.        Delaware

AWT Properties, Inc.                   Ohio

ETS Schaefer Corporation               Ohio

The Feldspar Corporation               North Carolina

Pyron Corporation                      New York

Pyron Metal Powders, Inc.              Delaware

Suzorite Mica Products Inc.            Ontario, Canada

Suzorite Mineral Products, Inc.        Delaware

Zemex Industrial Minerals, Inc.        Delaware